Exhibit 99.01

Cadence Elects James D. Plummer to Board of Directors

SAN JOSE, Calif. – October 31, 2011 – Cadence Design Systems, Inc. (NASDAQ: CDNS) announced the election of James D. Plummer, Ph.D., the Frederick Emmons Terman Dean of the Stanford University School of Engineering, to its board of directors. Dr. Plummer is a member of the National Academy of Engineering and a fellow of the IEEE. As a researcher and educator, Dr. Plummer brings to the board semiconductor industry and technical expertise in the broad field of silicon devices and technology. He has focused his research in the areas of high-voltage ICs and high-voltage IC structures, silicon process modeling, nanoscale silicon devices for logic and memory throughout his career at Stanford.

“We are extremely pleased and honored to have Jim Plummer join our board,” said John B. Shoven, Ph.D., chairman of the board of directors. “Cadence is committed to continue its leadership role in the innovation of next-generation semiconductor and SoC design. Jim’s technical expertise and business experience will be valuable in helping Cadence deliver on this commitment as our customers continue to move to 20nm and below.”

Dr. Plummer obtained his B.S. degree from UCLA and his M.S. and Ph.D. degrees in electrical engineering from Stanford University. He began teaching at Stanford as an associate professor of electrical engineering in 1978 and was appointed dean of the School of Engineering in 1999. Dr. Plummer holds numerous technical awards and honors and was elected to the National Academy of Engineering in 1996. He has authored or co-authored more than 400 publications and holds several U.S. patents. Dr. Plummer also serves on the boards of directors of Intel Corporation and International Rectifier Corporation.

About Cadence

Cadence enables global electronic design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence® software, hardware, IP, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company, its products, and services is available at www.cadence.com.

Cadence and the Cadence logo are registered trademarks of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.

For more information, please contact:

Investors and Shareholders

Alan Lindstrom

Cadence Design Systems, Inc.

408-944-7100

investor_relations@cadence.com

Media and Industry Analysts

Nancy Szymanski

Cadence Design Systems, Inc.

408-473-8382

publicrelations@cadence.com

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